SAKS INCORPORATED ANNOUNCES 2.3% COMPARABLE STORE SALES INCREASE IN MARCH

FOR IMMEDIATE RELEASE	Contact: Julia Bentley (865) 981-6243 www.saksincorporated.com

Birmingham, Alabama (April 7, 2005) — Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that for the five weeks ended April 2, 2005 compared to the five weeks ended April 3, 2004, total sales increased 1.1% and comparable store sales increased 2.3% on a total company basis. By segment, comparable store sales increased 1.8% for SDSG and increased 2.9% for SFAE for the month. Sales below are in millions and represent sales from owned departments only.

For the five weeks ended April 2, 2005 compared to the five weeks ended April 3, 2004, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$325.5	$322.5	0.9%	1.8%
SFAE	260.5	257.3	1.2%	2.9%

Total	$586.0	$579.8	1.1%	2.3%

Merchandise categories with the best sales performances for SDSG in March were accessories, soft home, cosmetics, men's furnishings, and furniture. Categories with the softest sales performances for SDSG in March were women's moderate and petite apparel, dresses, and men's sportswear. Categories with the best sales performances for SFAE in March were women's and men's contemporary apparel, jewelry, accessories, and bridal. Categories with the softest performances for SFAE in March were private brand, women's bridge apparel, outerwear, and gifts.

For the two months ended April 2, 2005 compared to the two months ended April 3, 2004, owned sales were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$574.5	$569.7	0.9%	1.4%
SFAE	448.7	436.2	2.9%	4.7%

Total	$1,023.2	$1,005.9	1.7%	2.8%

Saks Incorporated operates Saks Fifth Avenue Enterprises (SFAE), which consists of 57 Saks Fifth Avenue stores and 52 Saks Off 5th stores. The Company also operates its Saks Department Store Group (SDSG) with 232 department stores under the names of Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store and 39 Club Libby Lu specialty stores.

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First Quarter Earnings Release

Saks Incorporated will release results for the first quarter ending April 30, 2005 on Tuesday, May 17, 2005 at 8:00 a.m. Eastern Time. Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, May 17, 2005 to discuss the results. To participate, please call (706) 643-1966.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; effective expense control; geo-political risks; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; changes in interest rates; and the ultimate outcome and timing of the Audit Committee’s internal investigation and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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